EXHIBIT 99.18




ASARCO Incorporated                                     [LOGO] CYPRUS AMAX
                                                               Minerals Company










[PHOTOGRAPH OF TOQUEPALA]                               [PHOTOGRAPH OF EL ABRA]

Toquepala                                                               El Abra


                                   INVESTOR

                                 PRESENTATION

                                September 1999


[PHOTOGRAPH OF CUAJONE]                             [PHOTOGRAPH OF CERRO VERDE]

Cuajone                                                             Cerro Verde

ASARCO CYPRUS MERGER


 .  Merger of Equals

 .  Exchange of Shares
   -  0.765 Share of Asarco Cyprus for Each Cyprus Amax Share
   -  1.000 Share of Asarco Cyprus for Each Asarco Share

 .  Post Merger Ownership
   -  Cyprus Amax Common Shareholders Own 63.5%
   -  Asarco Shareholders Own 36.5%

 .  Cash Payment of $5.00 Per Asarco Cyprus Share After Closing

 .  Shareholder Vote September 30

 .

 .





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


ASARCO CYPRUS MERGER


 .  $5.00 Cash Payment to Shareholders on Completion of Merger
   -  Immediate Value to Shareholders
   -  Focuses Attention on Underlying Value of Merger

 .  Drop Takeover Defenses - 90 Days Post Merger
   -  Disarm Rights Plan
   -  No Change in Control in New Employment Contracts

 .  Pursue Sale of Non-Core Businesses - $1 Billion Value Including:
   -  Specialty Chemical Business
   -  Kinross Gold
   -  Australian Coal

 .  Confident of Achieving $275 Million in Synergies/Rationalization Benefits

 .




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


RE-RATING OF ASARCO CYPRUS


                                        Asarco Cyprus  Phelps Dodge
                                        -------------  ------------

Market Capitalization*                  $2.4 Billion   $3.5 Billion

Pounds of Production                     2.0 Billion    1.6 Billion

Equity Value Per

    Pound Produced                      $1.17          $2.24


        -  Opportunity For Re-Rating of Asarco Cyprus

        - Asarco Cyprus Merger Provides Greater Potential for Growth in Shareholder Value


* Common Stock Price As of 8/20/99






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


ASARCO CYPRUS VS. PHELPS DODGE


(Selected Statistics)                   Asarco      Phelps   AC share of
                                        Cyprus      Dodge      AC & PD
                                        ------      ------   ------------

1999 (E) Production (Million Lbs.)       2,055       1,551            57%

12/98 Copper Reserves (Billion Lbs.)        62          40            61%

Cash Costs (cents/Lb.)                    0.50        0.54            55%

Low Cost Mines                               4           1            80%

Copper Margin (@ 80cents)($ Millions)      617         403            60%

Synergies ($ Millions)                     275         300            92%

Cash                                    $1.4 B      $144 M            91%






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


Beneficial Copper Production Cash Cost Profile



        [Bar graph depicting beneficial copper production cash cost profile, with figures approximated, for Cyprus Amax: El Abra (cash cost: 37 cents per pound; copper production: .250 billion pounds), Cerro Verde (48 cents; .100 billion pounds), Bagdad (67 cents; .225 billion pounds), Miami (68 cents; .190 billion pounds), Sierrita (71 cents; .250 billion pounds); for Asarco: Silver Bell (49 cents; .025 billion pounds), SPCC (51 cents; .500 billion pounds) , MRI (70 cents; .035 billion pounds), Mission (73 cents; .250 billion pounds), Ray (74 cents; .260 billion pounds); for Phelps Dodge: Candelaria (50 cents; .325 billion pounds), Morenci (55 cents; .900 billion pounds), Chino (63 cents; .200 billion pounds), Tyrone (64 cents; .200 billion pounds). Measured in cash cost (cents per pound) against copper production (billion pounds).]


      Source: Phelps Dodge - Brook Hunt, modified 1999 EST







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


MERGER COST SAVINGS PROJECTIONS

($ millions, except per share)
                                                      Asarco       Phelps
                                                      Cyprus        Dodge
                                                     --------      -------
Administration                                          $  50        $  85

Purchasing/Operations                                      50           60

Other                                                      25           55

Rationalization                                            75           75
                                                     --------      -------
 Subtotal Cash                                            200          275

Exploration Adjustment                                      -          (40)
                                                     --------      -------
 Adjusted Cash                                            200          235

Accounting Benefit                                        75*           65
                                                     --------      -------
  Total Pretax                                            275          300


Contribution                                              92%           8%


Per Share (after tax)                                   $1.85


Anticipated Market Value Impact ($/Share)     $11.33 - $13.76


*Based on Stock Price of $18.00 (AR) at Proxy Date (8/20/99)






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


COST SAVING ACTIONS


Examples of Cost Savings                                           (In Millions)

Administration                                                         $50.0
      Consolidate Offices
      Eliminate 170 Positions
      Eliminate Duplicate Expenses
      Eliminate Exploration Duplicate Activities

Purchasing                                                              50.0
      Leverage Commodity Purchases
      Reduce Warehouse Inventory
      Logistics

Operating Best Practices                                                25.0 +
      Haul Truck Load Factor Optimization
      Cascade Leaching
      In-House Fabrication of Starter Sheets
      Converter Maintenance and Scheduling
      Minimization of Revert Generation
      Crusher Maintenance and Practices
      Throughput and Recovery Optimization

Rationalization                                                         75.0
      Mine Plan Changes at Mission and Ray







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


HISTORICAL TRADING VALUES OF SELECTED COPPER EQUITIES



        [Chart depicting relative trading values of Cyprus Amax, ASARCO, and Phelps Dodge, during the period between January 1 and July 14. Base value assumption: Cyprus - 10.000; Asarco - 15.125; Phelps - 50.875.]





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


HISTORICAL TRADING VALUES OF SELECTED COPPER EQUITIES



        [Chart depicting relative trading values of Cyprus Amax, ASARCO, and Phelps Dodge, during the period between July 14 and August 19. Base value assumption: Cyprus - 13.938; ASARCO - 19.000; Phelps - 66.438.]





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


ASARCO CYPRUS REDUCED CASH COSTS



        [Bar graph depicting cash costs, measured by cents per pound, for each of Cyprus Amax and Asarco for 1996 (72 cents for Cyprus Amax, 69 cents for Asarco), 1997 (63 cents for Cyprus Amax, 69 cents for Asarco), 1998 (56 cents for Cyprus Amax, 64 cents for Asarco), and 1999(E) (50 cents for Cyprus Amax, 60 cents for Asarco), and for Asarco Cyprus combined for 2001(E) (50 cents).]





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


ASARCO CYPRUS MERGER



 .  World's Largest Publicly Traded Copper Company

 .  Strong Management

 .  Global Presence With Portfolio of World Class Properties

 .  Low Costs With Excellent Potential For Additional Reductions

 .  Accretive to Shareholders

 .  $875 Million in Cash and $1 Billion Plus in Other Sources of Liquidity

 .  Pipeline of Growth Projects

 .  Increased Shareholder Liquidity





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


ASARCO CYPRUS MERGER



 .  Asarco Cyprus Merger Creates Greater Value
   Opportunity for Shareholders

 .  Merger Captures Benefits and Provides Immediate Value

 .  Merger is Best Value for Asarco and Cyprus Shareholders

 .  Moving Ahead With Merger

 .  Expect Equity Market to Re-Rate Share Price




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


ASARCO CYPRUS - WORLD LEADER IN COPPER

------------------------------------          ---------------------------------
Contained Copper Reserves - 12/31/98          1998 Copper Beneficial Production
------------------------------------          ---------------------------------

[Bar graph depicting, at 12/31/98,            [Bar graph depicting 1998 copper
 contained copper reserves, measured           beneficial production, measured
 in billion pounds for CYM & AR (62),          in million pounds, for CYM & AR
 Rio Tinto (56), BHP Copper (55),              (1968), BHP Copper (1929), Rio
 FCX (49), Phelps (40), GM (39),               Tinto (1792), Phelps (1748), FCX
 AR (37), Antofagasta (28), SPC (26),          (1479), AR (1025), CYM (965), MIM
 CYM (25), Rio Algoim (12), MIM (9).]          (784), GM (760), SPC (666),
                                               Antofagasta (563), Rio Algoim
                                               (379).]


Source: Brook Hunt





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


ASARCO Incorporated                                     [LOGO] CYPRUS AMAX
                                                               Minerals Company





                             Additional Information

MERGER OBJECTIVES




 . Become Low Cost Copper Producer:
  $0.50 Per Pound Cash Cost

  -  Earnings Breakeven: Less Than $0.65 Per Pound Copper Price

  -  Generate Substantial Cash Flow
        . $750 Million EBITDA ($0.80 Copper, $3.00 Molybdenum) After Sale of Non-Core Businesses







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


MERGER OBJECTIVES

 .  $275 Million ($1.85/share) in Annual Synergies, Cost Savings, and
   Rationalization Benefits



   -  Obtain Significant Operating Efficiencies

   -  Achieve Purchasing Savings

   -  Reduce Administrative Costs Through Consolidation and Closures

   -  Employ Best Practices of Two Strong Operators
       . Quest 21 / AMS Process Management Systems

   -  Retain Strongest Managers








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


MERGER OBJECTIVES


 .  $275 Million ($1.85/share) in Annual Synergies, Cost Savings, and
   Rationalization Benefits

   -  Cash Cost Savings to Generate $125 Million Annually ($0.84/Share by 2001)

   - Benefits of Purchase Accounting to Generate $75 million Annually ($0.50/share)

   - Cost Savings of $75 Million From Production Rationalization During Periods of Low Prices

   -  Maintain Limited Exploration Program





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


MERGER OBJECTIVES


 .  Enhance Liquidity and Financial Flexibility

   -  Cash of $875 Million After $5.00 Per Share Cash Payment

   -  Net Debt to Capital of 41.3% (net of cash)

   -  Sale of Non-Core Businesses - $1 Billion Value

   -  Net Debt to Capital of 25.5% (net of cash) After Sales

 .  Realize Immediate Value for Shareholders

   -  Earnings and Cash Flow Accretive

   -  Increase Trading Liquidity

   -  Synergies Should Cause Market Re-Rating of Asarco Cyprus Shares

 .  Asarco and Cyprus Shareholders Realize 100% of Synergy Benefits






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


VALUE OF SYNERGIES


 .

 .  Merger Gives Asarco and Cyprus Shareholders 100% of Synergies

 .

 .  Phelps Dodge Proposal Takes 57% of Synergies for Their Shareholders







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


MERGER OBJECTIVES


 .  Become the World's Largest Publicly-Traded Copper Company

 .
   -  Highly Focused, High Quality Copper/Moly Producer

   -  2 Billion Pounds of Annual Copper Production

   -  62 Billion Pounds of Reserves

   -  World's Largest Molybdenum Producer

   -  Significant Inventory of Future Development Projects







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


                           NORTH AMERICAN OPERATIONS


        [Map of United States and more detailed map of Arizona, indicating locations of mines, smelters, and refineries.]

                           SOUTH AMERICA OPERATIONS


        [Map of South America and more detailed map of Peru and Chile, indicating locations of mines, smelters, and refineries.]












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


1998 COMBINED MINE PRODUCTION

  In Millions of Lbs.




                          Sulfide  SX-EW  Total
                          -------  -----  -----
North America                 919    362  1,281

South America                 300    387    687
                              ---    ---    ---

Total                       1,219    749  1,968







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


ASARCO CYPRUS MANAGEMENT


 .  Key Cyprus Amax Achievements

   -  Implemented Quest 21

   -  Lowered Copper Costs by 21 cents Per Pound

   -  Reduced Employment at Continuing Operations by 28%

   -  Increased Production Per Employee by 44%

   -  Consolidated Moly Operations

   -  Focused Strategy:  Sold Lithium and Coal; Merged Amax Gold

   -  Successful Development and Startups of El Abra, Cerro Verde

   -  Reduced Corporate Overhead Expense by 35%

   -  Transformed from Coal Company to Focused Low Cost Metals Company

ASARCO CYPRUS MANAGEMENT



 .  Focused Strategy to Realize Shareholder Value

 .  Key Asarco Achievements

   -  Expanded Low Cost SX-EW - SPCC, Silver Bell, Ray

   -  Expanded Low Cost Sulfide - SPCC, Cuajone

   -  Acquired Controlling Interest in Low Cost SPCC

   -  Reduced Cash Cost $0.14 per pound

   -  Assets Disposals of $825 Million

   -  Implemented AMS Process Management System

   - Transformed From Custom Smelter and Refiner to Focused Low Cost Copper and Specialty Chemicals Company









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


ASARCO Incorporated                                     [LOGO] CYPRUS AMAX
                                                               Minerals Company





                               Financial Profile

ASARCO CYPRUS BALANCE SHEET



(In millions)

                                            Pro-Forma         Pro-Forma

                                            $5 Cash Payment   for Asset Sales
                                            ----------------  ----------------

Total Assets                                          $7,624            $7,592

Total Cash and Marketable Securities                     878             1,878

Total Debt and Capital Lease Obligations               2,863             2,863

Total Shareholders' Equity                             2,262             2,329



Book Value Per Common Share                           $18.61            $19.22

Total Debt to Capital                                   50.4%             49.8%

Total Debt to Capital, Net of Cash                      41.3%             25.5%













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


ASARCO CYPRUS NON-COPPER ASSET VALUES



       Specialty Chemicals

       Cyprus Australia Coal

       Kinross Gold (30% Interest)

       Grupo Mexico Shares ($79 Million Value)

       Other Non-Core Assets



       Estimated Value - $1 Billion Plus








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


ASARCO CYPRUS CAPITAL EXPENDITURES



        [Bar graph depicting Asarco Cyprus Capital Expenditures, in millions of dollars, excluding SPCC, for 1997 (529), 1998(340), 1999(E)(303), 2000(E)(257).]



        .  Major Projects Completed

        .  Capital Requirements at Reasonable Levels Going Forward










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


SOUTHERN PERU CAPITAL EXPENDITURES



        [Bar graph depicting Southern Peru Capital Expenditures, in millions of dollars, for 1997(184), 1998(259), 1999(E)(255), 2000(E)(276).]



                             . Financing in Place









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